SEVENTH AMENDMENT TO THEHEWLETT-PACKARD COMPANY
401(k) PLAN

        The Hewlett-Packard Company 401(k) Plan (the “Plan”) is hereby amended as set forth below effective January 31, 2004:

1.     Section 1 of the Plan is hereby amended by adding the following paragraph to the end thereof:

Notwithstanding any other provisions of the Plan, effective January 31, 2004, portions of the Plan are also intended to constitute an employee stock ownership plan under section 4975(e)(7) of the Code (the “ESOP”). The portions of the Plan that constitute the ESOP are the Stock Fund (except for those balances in the Stock Fund held by Frozen Pre-Merger Compaq Participants, as such term is defined in Appendix E) and all other portions of the Plan necessary to meet the requirements of section 4975(e)(7) of the Code. The portions of the Plan that constitute the ESOP shall be treated as such for all purposes including but not limited to sections 404(a)(9), 404(k) and 415(c) of the Code. Rules relating to the ESOP portion of the Plan are set forth in Appendix E.

2.     The last sentence of the first paragraph of Section 8(a)(ii) of the Plan is hereby amended to read in its entirety as follows:

Except as provided in Appendix E, the cash shall be invested as provided in this Section 8(a)(ii).

3.     A new Appendix E is added to the Plan to read in its entirety as follows:

APPENDIX E

EMPLOYEE STOCK OWNERSHIP PLAN

Section 1. Establishment and Purpose. The Stock Fund (except for those balances in the Stock Fund held by Frozen Pre-Merger Compaq Participants) and those portions of the Plan necessary to meet the requirements of section 4975(e)(7) of the Code are established, effective January 31, 2004 for all Dividend Payment Dates occurring thereafter, as an employee stock ownership plan under section 4975(e)(7) of the Code (the “ESOP”). As of such date, the purpose of the ESOP is to permit the current dividends paid on Stock held in the ESOP to be passed through directly to ESOP Participants. The ESOP is designed to invest primarily in qualifying employer securities as provided in section 404(k)(6) of the Code.

Section 2. Definitions.

(a) “Applicable Dividends” shall have the meaning that term has under section 404(k)(2)(A) of the Code.

(b) “Compaq” means Compaq Computer Corporation.

(c) “Compaq 401(k) Plan” means the Compaq Computer Corporation 401(k) Investment Plan.

(d) “Dividend Payment Date” means the date in on which dividends on Stock are paid.

(e) “ESOP Participant” means a Participant in the Plan who has any portion of his or her Accounts invested in the Stock Fund; provided, however, that Frozen Pre-Merger Compaq Participants shall not be considered ESOP Participants. For purposes of this Appendix and the ESOP, ESOP Participants include, as applicable, the Beneficiaries and Alternate Payees of those individuals designated as ESOP Participants in the preceding sentence.

(f) “Frozen Pre-Merger Compaq Participant” means any Participant in the Plan who was formerly a participant in the Compaq 401(k) Plan, who ceased to be an employee of Compaq and any of its subsidiaries or affiliates whose employees were eligible to participate in the Compaq 401(k) Plan prior to the merger of Compaq and the Company, and who has not subsequently become an employeeof the Company or any member of its controlled group of corporations as defined under sections 414(b) and (c) of the Code. Each such individual is excluded from any further investment in the Stock Fund and hence is not and shall not become an ESOP Participant. For purposes of this Appendix and the ESOP, Frozen Pre-Merger Compaq Participants include, as applicable, the Beneficiaries and Alternate Payees of those individuals designated as Frozen Pre-Merger Compaq Participants in the first sentence of this Section 2(f) of Appendix E.

Capitalized terms used in this Appendix E that are not defined herein shall have the meaning as those terms have in the Plan.

Section 3. Participant Elections.

(a) Each ESOP Participant may elect, in the manner provided by the Company, whether dividends payable on the Stock held by the ESOP Participant shall be paid directly in cash to the ESOP Participant or paid to the Stock Fund and reinvested in Stock. If an ESOP Participant does not make the election set forth in the preceding sentence, dividends on Stock held in the Stock Fund by the ESOP Participant shall be automatically reinvested in Stock. Any payment in cash pursuant to this Section 3(a) of Appendix E shall be paid to the ESOP Participant no later than 90 days following the close of the Plan Year with respect to which the dividends are paid.

(b) Each ESOP Participant shall have a reasonable period of time prior to the Dividend Payment Date to make the foregoing election pursuant to this Appendix E.

(c) Any election or automatic reinvestment in Stock made pursuant to Section 3(a) of this Appendix E shall become irrevocable as of the tenth business day preceding the applicable Dividend Payment date with respect to all dividends payable under the ESOP on such applicable Dividend Payment Date; provided, however, that with respect to the Dividend Payment Date occurring in April 2004, any Participant election or automatic reinvestment in Stock shall become irrevocable as of such Dividend Payment Date or, subject to Section 3(b) of this Appendix E, as of such earlier date necessitated by administrative procedures of the ESOP and communicated in advance to ESOP Participants. Any such election or automatic reinvestment shall remain in effect for all subsequent Dividend Payment Dates until changed in accordance with the terms of Section 3(d) of this Appendix E.

(d) Each ESOP Participant may change his or her election in the manner provided by the Company subject to the provisions set forth in Sections 3(a), (b) and (c) above.

(e) Notwithstanding any other provision of this Section 3 of Appendix E, to the extent provided in Notice 2002-2 issued by the Internal Revenue Service or any successor notice or publication an ESOP Participant who has elected a hardship withdrawal pursuant to the Plan must elect to elect to receive dividends to the extent currently available to the ESOP Participant under the ESOP. provided however, that the foregoing requirement shall not apply as of the date permitted pursuant to any future guidance by the Internal Revenue Service.

Section 4. Vesting. ESOP Participants shall be fully vested at all times in all Applicable Dividends paid on applicable employer securities held by the ESOP.

Section 5. Compliance with the Code and Regulations. The ESOP shall meet the applicable requirements of section 4975(e)(7) of the Code and the regulations promulgated thereunder, including but not limited to the following:

(a) As currently provided under the Plan, the ESOP shall comply with section 409(h) of the Code relating to the right of an ESOP Participant to demand that his or her benefits under the ESOP shall be distributed in the form of employer securities.

(b) As currently provided under the Plan and applicable Plan administrative procedures, the ESOP shall comply with section 409(o) of the Code relating to distribution of the ESOP Participant’s Account.

(c) As currently provided under the Plan and applicable provisions of the Trust Agreement, the ESOP shall comply with section 409(e) of the Code relating to the voting rights of ESOP Participants.

(d) The ESOP shall not be directly or indirectly integrated with Social Security in compliance with section 54.4975-11(a)(7)(ii) of the Treasury Regulations.

(e) The ESOP shall comply with section 54.4975(e)(7)-11(d)(1) of the Treasury Regulations requiring that a definite formula be provided for the allocation of contributions and forfeitures and that securities acquired by the ESOP shall be accounted for as in other defined contribution plans.

(f) The ESOP shall not be considered with the non-ESOP portion of the Plan or with any other qualified plan for the purposes of prohibited discrimination and permitted disparity testing or for the purposes of minimum coverage in compliance with section 54.4975-11(a)(1) of the Treasury Regulations; provided however, that the foregoing requirement shall not apply as of the date permitted pursuant to final regulations issued by the Internal Revenue Service under sections 401(k) and 401(m) of the Code.

Section 6. Compliance with Notice 2002-2 and Successor Guidance. The ESOP is intended to comply with Notice 2002-2 issued by the Internal Revenue Service, and any successor notice or publication.

        This Seventh Amendment is hereby adopted this 30th day of January, 2004.

HEWLETT-PACKARD COMPANY
By: /s/ Jon E. Flaxman
Jon E. Flaxman Chair, Plan Committee